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                                                                       EXHIBIT 1
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                                    FORM OF
                        PRINCIPAL UNDERWRITING AGREEMENT

     PRINCIPAL UNDERWRITING AGREEMENT (the "Agreement") made this ____ day of _________, 1995, by and among The Travelers Life and Annuity Company, a Connecticut stock insurance company (hereinafter the "Company"), Tower Square Securities, Inc., a Connecticut general business corporation (hereinafter "TSSI"), and The Travelers Separate Account MGA II (hereinafter "Separate Account MGA II"), a separate account of the Company established on February 1, 1995 by its Chief Investment Officer in accordance with a resolution adopted by the Company's Board of Directors and pursuant to Section 38a-433 of the Connecticut General Statutes.

     1. The Company hereby agrees to provide all administrative services relative to modified guaranteed annuity contracts and revisions thereof (hereinafter "Contracts") sold by the Company, the net proceeds of which or reserves for which are maintained in Separate Account MGA II.

     2. TSSI hereby agrees to perform all sales functions relative to the Contracts. The Company agrees to reimburse TSSI for commissions paid, other sales expenses and properly allocable overhead expenses incurred in performance thereof.

     3. For providing the administrative services referred to in paragraph 1 above and for reimbursing TSSI for the sales functions referred to in paragraph 2 above, the Company will receive the deductions for sales and administrative expenses which are stated in the Contracts.

     4. The Company will furnish at its own expense and without cost to Separate Account MGA II the administrative expenses of Separate Account MGA II, including but not limited to:

     (a) office space in the offices of the Company or in such other place as may be agreed upon from time to time, and all necessary office facilities and equipment;

     (b) necessary personnel for managing the affairs of Separate Account MGA II, including clerical, bookkeeping, accounting and other office personnel;

     (c) all information and services, including legal services, required in connection with registering and qualifying Separate Account MGA II or the Contracts with federal and state regulatory authorities, preparation of registration statements and prospectuses, including amendments and revisions thereto, and any other reports required to be furnished to Contract Owners, including the costs of printing and mailing such items;

     (d) the costs of preparing, printing, and mailing all sales literature;

     (e) all registration, filing and other fees in connection with compliance requirements of federal and state regulatory authorities;

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     (f) the charges and expenses of independent accountants retained by
         Separate Account MGA II, if applicable.

     5. The services of the Company and TSSI to Separate Account MGA II hereunder are not to be deemed exclusive and the Company or TSSI shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with thereby.

     6. This Agreement will be effective on the date executed, and will remain effective until terminated by any party upon sixty (60) days notice; provided, however, that this Agreement will terminate automatically in the event of its assignment by any of the parties hereto.

     7. Notwithstanding termination of this Agreement, the Company shall continue to provide administrative services and mortality and expense guarantees provided for herein with respect to Contracts in effect on the date of termination, and the Company shall continue to receive the compensation provided under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunto duly authorized and, in the case of the Company and TSSI, seals to be affixed as of the day and year first above written.


                           THE TRAVELERS LIFE AND ANNUITY COMPANY

(Seal)
                           By:_________________________________________
                           Title:_______________________________________
ATTEST:

_______________________
Assistant Secretary

                           THE TRAVELERS SEPARATE ACCOUNT MGA II

                           By:__________________________________________
                           Title:________________________________________
WITNESS:

_______________________


                           TOWER SQUARE SECURITIES, INC.

                           By: __________________________________________
                           Title: ________________________________________

ATTEST:  (SEAL)
_______________________
Corporate Secretary


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